                       SECURITIES AND EXCHANGE COMMISSION

                                WASHINGTON, D.C.

                                AMENDMENT NO. 1

                                   FORM 8-K/A




                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


DATE OF REPORT (EVENT):  October 25, 1996




                             THE PARTS SOURCE, INC.
              (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)



      FLORIDA                           0-27864                 59-3149403
  ---------------                   ----------------         -----------------
(STATE OF INCORPORATION)         (COMMISSION FILE NO.)       (IRS EMPLOYER
                                                            IDENTIFICATION NO.)



                           1751 SOUTH MISSOURI AVENUE
                           CLEARWATER, FLORIDA 34616
                          ---------------------------
                    (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)





                                 (813) 588-0377
                           --------------------------
              (REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE)
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ITEM 2. ACQUISITION OF ASSETS

        On October 25, 1996 The Parts Source, Inc., d/b/a/ Ace Auto Parts (the "Company"), acquired from A. P. S., Inc. ("APS"), the business of six auto parts stores located in the state of Florida. The six auto parts stores are located in Ocala, Wildwood, Orlando, Cape Canaveral and Belleview, Florida. Each of the new stores marks the Company's first entry into the respective markets. As a result of the acquisition, the Company now operates 33 auto parts stores, all located in the state of Florida.

        The purchase price of the stores was approximately $2.7 million. Approximately $2.4 million of the purchase price was paid with cash received from the sale of Common Stock described in Item 5 below. The availability of such funds resulted from the prior utilization of the Company's line of credit with the Barnett Bank, N.A. to pay down the accounts payable to APS which is also described in Item 5 below. The balance of the purchase price will be paid from the Company's line of credit.

        The Company intends to continue the operations of each of the acquired stores as auto parts stores.

ITEM 5. OTHER EVENTS

        In September 1996, while negotiating with APS for new terms on its supply agreement, the Company utilized its line of credit to pay down its trade payables to APS by $4 million. As a condition of this payment, Autoparts Finance Company, Inc., a subsidiary of APS, agreed to purchase 227,273 shares of Common Stock of the Company in a private transaction at $11.00 per share (the fair market value). The purchase was consummated on October 25, 1996.

                                   SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.


                                         THE PARTS SOURCE, INC.
                                         --------------------------------
                                                (Registrant)



Dated:  November 8, 1996                 /s/  Thomas D. Cox
                                         --------------------------------
                                         Thomas D. Cox, President and Chief
                                            Executive Officer